Artemis Q3 FY 2003 Earnings Release

Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

Contacts:

Robert S. Stefanovich

Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949.660.7100 x208

robert.stefanovich@us.aisc.com

Deborah Pettigrew

Artemis International Solutions Corporation

949.660.7100 x202

deborah.pettigrew@us.aisc.com

ARTEMIS REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

NEWPORT BEACH, CA — November 13, 2003 — Artemis International Solutions Corporation (OTCBB: AMSI), one of the leading providers of enterprise portfolio and project management software solutions, today reported its financial results for the third quarter 2003.

Artemis reported $13.7 million in total revenue for the third quarter of 2003, compared with $15.8 million for the third quarter of 2002.  US GAAP reported net loss for the quarter ended September 30, 2003, was $(1.4) million, or $(0.14) per common share; as compared to the net loss of $(1.8) million, or $(0.18) per common share, for the comparable 2002 period.  The Company reported earnings before interest, taxes, depreciation and amortization (EBITDA) of $0.2 million for the quarter ended September 30, 2003, compared with a negative EBITDA of $(0.3) million for the comparable 2002 quarter. Year-to-date software revenue for 2003 increased to $10.1 million, compared to $9.5 million, for the comparable 2002 period.

“Artemis 7, our recently introduced enterprise portfolio management software, showed strong growth, representing 38% of our total software sales for the 2003 third quarter,” stated Mike Rusert, President & CEO of Artemis International. “In addition to product releases earlier this year, we have further streamlined our global operations and have taken over $4 million of costs out of the business in 2003. While certain cost savings will be realized this year, we expect to fully benefit from our 2003 restructuring activities in fiscal 2004.”

Artemis released two products during the third quarter of 2003, Artemis 7 and Artemis Views version 7. Artemis 7 is a web-based, enterprise portfolio management software, designed to provide operational transparency to corporate executives both vertically and horizontally through the organization. The Artemis 7 management framework provides transparency into corporate assets, capital investments and all related transactions. The new release of Artemis Views, a widely used project and resource management software, brings together the enhanced web-based project management modules into a single, synchronized product suite that provides complimentary functionality to Artemis’ portfolio management software.

About Artemis International Solutions Corporation

Artemis International Solutions Corporation is one of the world’s leading providers of enterprise portfolio, project and resource management software solutions for all levels of the enterprise. Artemis’ solutions are supported by industry-leading consulting services and an international distribution network of 48 offices in 43 countries. Artemis has over 540,000 users around the world, and services key industries such as Aerospace and Defense, Energy & Telecom, High Technology, Pharmaceutical, Government, Automotive and Financial Services. The common stock of the company trades under the symbol “AMSI” on the OTCBB.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION.

Consolidated Financial Highlights

(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
		Percent		Percent		Percent		Percent
		of Total		of Total		of Total		of Total
	2003	Revenues	2002	Revenues	2003	Revenues	2002	Revenues
	(in thousands, except per share data)
Statements of Operations Data:

Revenue:
Software	$2,473	18.1%	$3,228	20.4%	$10,146	23.4%	$9,537	19.4%
Support	4,433	32.4%	3,850	24.4%	12,753	29.4%	11,942	24.3%
Services	6,761	49.5%	8,712	55.2%	20,431	47.2%	27,639	56.3%
	13,667	100.0%	15,790	100.0%	43,330	100.0%	49,118	100.0%

Cost of revenue:
Software	83	0.6%	460	2.9%	508	1.2%	1,385	2.8%
Support	1,246	9.1%	1,569	9.9%	3,874	8.9%	4,764	9.7%
Services	4,534	33.2%	5,988	37.9%	15,306	35.3%	17,983	36.6%
	5,863	42.9%	8,017	50.8%	19,688	45.4%	24,132	49.1%

Gross margin	7,804	57.1%	7,773	49.2%	23,642	54.6%	24,986	50.9%

Operating expenses:
Selling and marketing	4,097	30.0%	2,984	18.9%	12,214	28.2%	8,708	17.7%
Research and development	1,997	14.6%	1,919	12.2%	6,146	14.2%	5,961	12.1%
General and administrative	2,319	17.0%	3,607	22.8%	8,337	19.2%	10,942	22.3%
Amortization expense	1,030	7.5%	1,051	6.7%	3,088	7.1%	3,137	6.4%
	9,443	69.1%	9,561	60.6%	29,785	68.7%	28,748	58.5%

Operating loss	(1,639)	-12.0%	(1,788)	-11.3%	(6,143)	-14.2%	(3,762)	-7.7%

Interest (income) expense, net	40	0.3%	(74)	-0.5%	85	0.2%	7	0.0%
Other non-operating (income) expense, net	(453)	-3.3%	(59)	-0.4%	(397)	-0.9%	232	0.5%
	(413)	-3.0%	(133)	-0.8%	(312)	-0.7%	239	0.5%

Loss before income taxes	(1,226)	-9.0%	(1,655)	-10.5%	(5,831)	-13.5%	(4,001)	-8.1%

Income tax expense	150	1.1%	131	0.8%	455	1.1%	501	1.0%

Net Ioss	$(1,376)	-10.1%	$(1,786)	-11.3%	$(6,286)	-14.5%	$(4,502)	-9.2%

Basic and diluted loss per common share	$(0.14)		$(0.18)		$(0.63)		$(0.45)

Weighted average common shares used in computing basic and diluted loss per common share	9,965		9,965		9,965		9,965

Reconciliation of Net loss to EBITDA:
Net loss	$(1,376)		$(1,786)		$(6,286)		$(4,502)
Depreciation and Amortization	1,389		1,394		4,148		4,656
Interest (income) expense, net	40		(74)		85		7
Taxes	150		131		455		501
EBITDA (1)	$203		$(335)		$(1,598)		$662

Net cash provided by (used in) operations	$(2,870)		$444		$(3,372)		$(273)

(1) Represents net income (loss) before depreciation and amortization, interest income and expense and income tax expense.  EBITDA is not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, EBITDA should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles  generally accepted in the United States.  EBITDA is commonly used in the industry and is presented because Artemis believes it provides relevant and useful information to investors.  Investors could use such a measure to analyze and compare companies on the basis of current period operating performance.  Artemis utilizes and has disclosed EBITDA to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth